Exhibit 99.1

INVESTOR CONTACT:

Hulus Alpay

Makovsky & Co.

(212) 508-9641

halpay@makovsky.com

MEDIA CONTACT:

Roger Villareal

Benjamin Weber Shandwick

(415) 354-8372

rvillareal@webershandwick.com

DOCENT ANNOUNCES INITIATIVES TO ACHIEVE PROFITABILITY BY THE FOURTH QUARTER

•	20% Reduction in Workforce and Other Actions to Generate $8 to $10 million in Annualized Savings

•	Streamlining of Management Team

•	Second Quarter Revenue Estimates Revised

MOUNTAIN VIEW, CA—[May 17, 2002]—Docent, Inc. (Nasdaq: DCNT), the premier provider of business performance management solutions for Global 2000 companies, today announced a reduction in force of 40 employees representing approximately 20% of the company’s worldwide workforce, and a realignment of its management team. The company also updated its financial guidance for the second quarter ending June 30, 2002, and reiterated its commitment to achieving profitability on a pro-forma basis by the fourth quarter of 2002.

“We are adjusting our staffing levels and management structure to align Docent’s organization with our refined business focus, and to prepare us for future profitable growth,” said R. Andrew Eckert, president and CEO. “With the successful launch of Docent Enterprise 6.0 in April, and the recent reorganization of our sales and marketing resources to support key vertical industry segments, we have the business performance management solution offerings that bring our customers dramatically higher employee productivity and that boost their financial results. The actions today are designed to improve our operational efficiencies and to create an appropriate expense structure in light of the changing economic environment for enterprise software companies, while still investing strategically for the future.”

The reduction in force, effective today, is across the company. Most of the positions impacted are in selling, marketing, general and administrative functions. Affected employees will be eligible for severance packages and outplacement assistance and training. The company expects to realize annualized pre-tax savings of approximately $8 to $10 million from the reduction in force and related operating expense savings, including consolidation of facilities, closure of certain sales offices, write-off of related assets, and curtailment of program and other expenses. Docent anticipates approximately $1.7 to $1.9 million of the annual cost savings to be in place by the third quarter.

The company expects to take total charges of approximately $2.9 to $3.4 million associated with the realignment actions in the second quarter ending June 30, 2002. Of this amount, approximately $0.5 million relates to non-cash items. The company expects the incremental cash impact associated with these restructuring actions to be approximately $0.8 million to $1.0 million in the second quarter.

Additionally, the company announced a streamlining of its management structure. Sanjay Dholakia has been appointed Vice President, Marketing and Business Development, reporting to CEO Andy Eckert. Dholakia joined Docent in February 2001 as Director of Corporate Business Development and was promoted to Vice President of Business Development in February 2002. Prior to that he served as Director of Business Development and acting COO for a portfolio company within Walker Digital, a business incubation and intellectual property firm, and as an Engagement Manager at McKinsey & Company, a management-consulting firm. In addition, the company has realigned its senior worldwide sales management team. Effective immediately, the vice presidents of sales for the North America, Europe, and Japan regions will report directly to Eckert. Effective June 1, 2002, Mary Egan Lorigan, Sr. Vice President of Worldwide Sales, and Malcolm Hobbs, Sr. Vice President of Marketing, will be leaving Docent to pursue other interests.

Updated Revenue Guidance for the Second Quarter Ending June 30, 2002

For the second quarter, Docent expects to report revenues in the range of $7.2 million to $7.6 million, which is below the range of $8.2 to $8.6 million provided in April. The company attributes the reduction in its targeted revenue range to a slower industry environment, and to project deferrals or reduced project scopes by certain customers. Pro-forma net loss, which excludes amortization of intangibles, stock-based compensation charges, and the restructuring charge detailed above, is anticipated to be in the range of $0.10 to $0.12 per share, which is consistent with the guidance range previously provided.

“We remain confident about the long-term growth opportunities for our industry and our business,” said Eckert. “With our new Docent Enterprise 6.0 solution suite, the deep partnerships we have with the world’s leading global systems integrators, our blue chip customer base, our market leading brand and robust scaleable technology, and the strength of our balance sheet, we believe we are well positioned to win in this market. We will continue to leverage our strong competitive position for the long-term benefit of our customers, shareholders and employees. The actions we have taken today will clearly drive Docent towards its goal of achieving pro-forma profitability by the fourth quarter. We are committed to this objective, even in the challenging economic times facing the enterprise software industry today.”

About Docent, Inc.

Docent, Inc. (Nasdaq: DCNT) offers the most complete solutions suite of business performance management applications that accelerate time-to-market, increase employee productivity and improve top- and bottom-line business results for enterprises around the world. Among its blue chip customers who recognize the strategic link between employee knowledge and meeting business objectives are Cingular Wireless, Harley-Davidson, and United Airlines.

Only Docent offers the most robust, high-performance solutions suite designed to address the specific business challenges of multiple markets, including life science, energy, telecommunications, financial services, retail and manufacturing industries. Docent has the broadest and deepest relationships with the world’s most prominent consulting and systems integrators, including PricewaterhouseCoopers, Cap Gemini Ernst & Young and Deloitte Consulting. Docent is headquartered in Mountain View, Calif., with other offices throughout the U.S., Europe and Asia-Pacific. For more information visit www.docent.com.

Docent, Docent Enterprise and the marks relating to Docent products and services referenced herein are either trademarks and/or registered trademarks of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

This press release may contain forward-looking statements, including statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. They are based on current expectations, estimates, beliefs, assumptions and goals and objectives, and are subject to uncertainties that are difficult to predict. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates and estimates. All forward-looking statements included in this release are based upon information known to Docent as of the date of this release, and Docent does not assume any obligation to update any such forward-looking statements. These statements are not guarantees of future results and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Please refer to the discussion of risk factors and other factors included in Docent’s Annual Report on Form 10-K for the year ended December 31, 2001, Form 10-Q for the quarter ended March 31, 2002, and other filings made with the Securities and Exchange Commission.

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